EXHIBIT 16
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December 30, 2003



Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

On December 30, 2003 we received the disclosures Cadema Corporation is making in response to Item 4 of amended Form 8-K dated December 30, 2003. We have read Cadema Corporation's statements included under Item 4 of its Form 8-K and we agree with such statements (i) through (iv) and (vii) concerning our firm. We have no basis to agree or disagree with the statements made in (v) and (vi).


                                     McGladrey & Pullen, LLP